LOAN AND SECURITY AGREEMENT

       THIS LOAN AND SECURITY AGREEMENT ("Agreement") is made this 1st day of May, 2014 by and between MIDDLESEX SAVINGS BANK ("Lender"), a Massachusetts banking corporation with a principal place of business at 6 Main Street, Natick, Massachusetts 01760, and DYNASIL CORPORATION OF AMERICA ("Borrower"), a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with a principal place of business located at 44 Hunt Street, Watertown, MA 02472.

       In order to induce the Lender to make a certain loan to and otherwise extend credit to Borrower, all as particularly described in this Agreement, and in consideration of the mutual covenants, agreements, representations and warranties herein contained and the faithful performance of said covenants and agreements, the Lender and Borrower covenant, agree, represent and warrant as follows:

	SECTION 1

	TERMS AND CONDITIONS OF LOAN

	1.1 	Loan and Note.  The Lender agrees to extend to Borrower the
following loan evidenced by the note described herein:

	1.1.2 Revolving Line of Credit Loan.  A Revolving Line of Credit
Loan, evidenced by a Revolving Line of Credit Note allowing advances aggregating not more than Four Million and 00/100 ($4,000,000.00) Dollars (the
"Line of Credit Note").   The availability of Advances under the Revolving
Line of Credit Loan shall expire on May 1, 2017, unless renewed by the Lender in writing. Such date, as it may be so extended, is referred to as the "Advance Period Termination Date" upon which date all outstanding principal and unpaid interest shall become due and payable.

        Such loan is referred to as the "Loan" and such Line of Credit
Note is referred to as the "Note" as such Note may be modified, extended, and/or amended from time to time.

         The Borrower agrees to repay to the Lender all advances (each, an "Advance"), whether pursuant to the Note or otherwise, all of which, together with all other indebtedness, liabilities and commitments which the Borrower owes to the Lender, whether (a) arising under this Agreement or otherwise, (b) now existing or hereafter arising, or (c) direct or indirect, absolute or contingent, joint or several, due or not due, are referred to as the "Obligation(s)."

         The Loan is being made upon the terms contained in this Agreement, the Note, and any other Security Instrument (as defined herein), the terms of which are incorporated herein.

       1.2 	Use of Proceeds.  The proceeds of the loan will be used to pay off or pay down existing debt and for general corporate purposes.

       1.3	Security.  As security for Borrower's repayment of the
Obligations, Borrower hereby grants to Lender a continuing first priority security interest in all of Borrower's personal property, now owned or hereafter acquired, including but not limited to: (i) all equipment, inventory, farm products, fixtures and all other goods; and (ii) all accounts, chattel paper, deposit accounts, documents, investment property, letter of credit rights, letters of credit, money, contract rights, documents, instruments, proceeds of insurance, and all other general intangibles; and
(iii) any substitutions, replacements, accessions and all proceeds and products of the foregoing (the "Collateral") as such types of collateral are defined in the Uniform Commercial Code as enacted in the Commonwealth of Massachusetts.

       Borrower acknowledges that the Collateral and the collateral provided by the Guarantors to secure their Guaranties includes all of Borrower's and Guarantors' intellectual property, including but not limited to all existing and future patents, copyrights and trademarks. Set forth on Schedule 1.3 attached hereto is a full and complete list of all currently existing patents held by Borrower, Guarantors and any other subsidiaries of Borrower. Borrower agrees to update Schedule 1.3 annually at the time that it furnishes annual financial statements to Lender pursuant to Section 4.2.2.

       Upon Lender's request Borrower shall execute such supplemental security agreements and notices of security agreements with respect to such intellectual property as Lender may require and co-operate with Lender in filing such security agreements and or notices of security interests with the United States Patent and Trademark Office and or the United States Copyright Office, as applicable. In addition, if and to the extent that any of the equipment which constitutes a part of the Collateral is subject to the Certificate of Title requirements of G.L. c.90D, or any similar requirements of any other jurisdiction where said equipment may be kept (except for Borrower's 1982 truck, VIN 3-1FDYW8OUXCVA34064) the Borrower shall execute and deliver to Lender any and all documents necessary to duly record Lender's lien on the applicable Certificate of Title.

              The Borrower authorizes the Lender to authenticate any financing statement, continuation statement or any other document, certificate or record to evidence or perfect Lender's lien on and security interest in the Collateral. For so long as Borrower has any outstanding obligations to Lender, Borrower shall not file any termination statement of any financing statement filed by Lender.

1.4	Advances.

       Borrower may elect in writing to draw Advances under the Revolving Line of Credit Note in accordance with the Advance Rate, which, as defined herein, shall include eighty (80%) percent of Eligible Accounts Receivable. "Eligible Accounts Receivable" means accounts receivable of the Borrower and the Guarantors which (i) arise from the sale of goods which have been shipped or the performance of services which have been performed; (ii) are not outstanding for more than 90 days after the date of the invoice for such goods nor more than sixty (60) days from the due date thereof; (iii) are not represented by a note or other negotiable instrument; (iv) the account debtor is credit worthy; (v) the account debtor is not subject to any insolvency proceeding; (vi) are not due from a subsidiary or an affiliate; (vii) are due from an account debtor located in the United States, or an account debtor in another location where payment of the receivable is insured or supported by a letter of credit acceptable to Lender; and (viii) have not been deemed unsatisfactory by prior notice given by Lender to the Borrower, which notice shall be effective to exclude any such Account Receivable from Eligible Accounts Receivable as of the next following due date for a Borrowing Base Certificate. Notwithstanding the immediately preceding sentence, if, at the time of any requested Advance, more than twenty percent (20%) of Borrower's or a Guarantor's accounts receivable with any one customer are outstanding for more than ninety (90) days from the date of invoice, such customer's accounts receivable shall not be classified as Eligible Accounts Receivable. For purposes hereof and in connection with the Borrowing Base Certificate, any account receivable other than an Eligible Account Receivable shall be an Ineligible Account Receivable.

       The Advance Rate shall also include fifty (50%) percent of Eligible Unbilled Receivables of the Borrowers and the Guarantors, which for the purposes hereof and in connection with the Borrowing Base Certificate, shall be defined as receivables that have not yet been billed, excluding those which remain unbilled for forty-five (45) or more days after completion of the goods or services to which such unbilled receivables relate.

       The Advance Rate shall also include fifty (50%) percent of Eligible Inventory, which for purposes hereof, and in connection with the Borrowing Base Certificate, shall be defined as inventory that: (i) the Borrower or a Guarantor owns free and clear of all liens and encumbrances; (ii) consists only of raw materials or finished goods (as opposed to work in process, packing materials or other unfinished goods); (iii) is located at a specific location; (iv) is current inventory (i.e., not out of date or out of style);
(v) is not damaged; (vi) is not in the hands of third parties other than warehouses that have issued receipts therefor in the name of Lender; and (vii) is otherwise acceptable to Lender;

       In calculating the Borrowing Base, the Borrower shall deduct from Eligible Accounts Receivable and Eligible Unbilled Receivables the amount of any (i) deposit or payment which an account debtor may have paid with respect to the goods or services to which such account receivable relates, (ii) potential set off, (iii) dispute, (iv) any advertising or other allowance (except an allowance for prompt payment) that will be deducted from the receivable in the ordinary course of collection, and (v) accounts receivable in which Lender does not have a valid, perfected and enforceable security interest.

       The Borrower shall furnish to Lender a computation of the Borrowing Base on the form attached as Schedule 1.4 hereto (the "Borrowing Base Certificate") together with supporting accounts receivable and payable schedules and together with an inventory summary, all at the time of the initial request for an Advance and thereafter, monthly within twenty (20) days of the end of each month. Each such Borrowing Base Certificate shall be prepared as of the close of business on the last business day of the subject month and be signed by the Borrower's Chief Financial Officer or President. Lender shall be under no obligation to make any Advance if the Borrower fails to furnish a current Borrowing Base Certificate.

       Any advance, extension, or loan of funds pursuant to the Note will be made only if there then exists no Event of Default under the Note, this Agreement, or any other document executed or delivered in connection herewith, including but not limited to (i) a Stock Pledge Agreement regarding Hilger Crystal, Ltd., and (ii) Entity Guaranties of Optometrics Corporation, Evaporated Metal Films Corporation, Radiation Monitoring Devices, Inc., Dynasil Biomedical Corp. and RMD Instruments Corporation (the "Guarantors" and each a "Guarantor"), or any other instrument delivered or to be delivered by Borrower or Guarantors in connection with any other obligation of the Borrower to the Lender; such documents, together with various other instruments securing the Obligations, including those instruments executed and delivered as of even date herewith in connection with the Loans, and as the same may be hereafter amended (the terms and provisions of all of which are incorporated herein by reference) are hereinafter referred to as the "Security Instruments".

       Whether or not the entire face amount of the Note shall have been advanced to or for the benefit of Borrower, the Lender shall, at all times, be entitled to make additional Advances (a) to discharge encumbrances at any time levied or placed upon the Collateral, pay premiums on insurance on the Collateral, and/or pay expenses for maintenance and preservation of the Collateral; (b) to pay all of the Lender's reasonable attorneys' fees and all other costs and expenses incurred by the Lender in connection with the preparation of this Agreement and related documentation and the protection or enforcement of the Lender's rights pursuant to this Agreement; and (c) to pay the Lender's usual and customary charges for services rendered by it to Borrower; and each such additional advance shall be a part of the Obligations and shall at all times be subject to the terms and conditions of this Agreement.

       1.5 	Balances to be Maintained with Lender.  Borrower shall maintain its main operating account relationship with Lender. Monthly payments due under any Obligation shall be deducted from the Borrower's operating account when due.



	SECTION 2

	REPRESENTATIONS AND WARRANTIES OF BORROWER

       The Borrower represents and warrants to the Lender that:

       2.1 	Organization and Authority.

        2.1.1 Borrower was formed in the State of Delaware on February 11, 2008, and has a principal place of business at 44 Hunt Street, Watertown, MA
02472.   Other than Borrower's principal place of business, 8 Nemco Way, Ayer,
MA 01732, 119 Russell Street, Suite 10, Littleton, MA 01460, 239 Cherry Street, Ithaca, NY 14850, 385 Cooper Road, West Berlin, NJ 08091, and 85 Main Street, Watertown, MA 02472, there are no other locations at which assets or records concerning the business of Borrower are kept. Borrower (a) is in good standing as a domestic corporation under the laws of the State of Delaware, (b) has adequate power and authority to own its properties and assets and to carry on its business as and where now conducted and (c) has the power and authority to execute, deliver and perform this Agreement and the Security Instruments in accordance with the terms thereof.

        2.1.2 All action required of Borrower for the lawful execution and delivery to the Lender of, and performance of this Agreement and the Security Instruments has been taken, and this Agreement and the Security Instruments contain legal, valid and binding obligations, each of which is enforceable in accordance with its respective terms. Neither the execution and delivery of this Agreement or the Security Instruments, nor compliance with their terms, conditions and provisions, will conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Organization or By-laws, or other organizational documents or any material agreements of Borrower or of any material restriction, agreement or instrument to which Borrower is now a party or by which it is bound, nor will such actions constitute a default under any of the foregoing, or result in the creation or imposition of any lien, encumbrance or charge of any nature whatsoever upon the Property or any assets of Borrower.

       2.2 	Financial Statements.  Borrower will deliver to Lender all
financial statements required hereunder within the designated time period (the "Financials"), and will deliver to Lender all other statements, data and projections requested by Lender in connection with its request for credit. Such Financials shall fairly represent the financial condition of Borrower as of the date thereof, and shall be prepared in accordance with generally accepted accounting principles. Upon delivery of any Financials, Borrower shall certify to Lender that it has no knowledge of any liabilities of Borrower, contingent or otherwise, not reflected in said Financials that would be required to be reflected therein in accordance with generally accepted accounting principles.

       2.3 	Contingent Obligations; Tax Payments; No Adverse Change.
Borrower: (a) has no knowledge of any contingent obligations or liabilities of Borrower for taxes or long-term commitments which are not shown in the balance sheets included in the Financials referred to in Section 2.2 or noted therein; (b) has not failed to file all required information tax returns or failed to pay all applicable federal, state and local taxes shown to be due (other than taxes which may hereafter be paid without penalty) and neither has any knowledge of any deficiency or additional assessment in connection therewith for which no provision has been made on the books of such Borrower; and (c) has no knowledge of any material adverse change in the business, properties or condition (financial or otherwise) of such Borrower.

       2.4 	Pending Litigation.  There are no actions, suits or proceedings pending, or to the knowledge of Borrower, threatened against or affecting Borrower or its properties or assets, in any court or before or by any federal, state, municipal or other governmental body, and Borrower is not in default with respect to any order or other process of any court or federal, state, municipal or other governmental body.

       2.5	 Title to Assets.  As of the date hereof, Borrower has good and clear record and marketable title to all of its assets, to all property and assets reflected in its most recent financial statements submitted to Lender, and to property and assets since acquired, except property and assets subsequently disposed of in the ordinary course of business, and except for security interests granted to (i) Massachusetts Capital Resource Company on July 31, 2012, and (ii) Hewlett-Packard Financial Services Company on November 19, 2012.

       2.6 	Corporate Matters.  Set forth on Schedule 2.6 attached hereto are
(a) the name and address of each stockholder of Borrower holding more than 5% ownership interest in Borrower and the percentage of ownership held by each;
(b) the name and title of each officer and director of Borrower; (c) designation of the Chief Executive and Financial Officers of the Borrower; and
(d) the names, addresses and percentage of ownership of all corporate subsidiaries of Borrower. Borrower agrees promptly to notify the Lender in writing within thirty (30) days of any changes in or additions to the information contained on Schedule 2.6.

	SECTION 3

	NEGATIVE COVENANTS OF BORROWER

       Without the prior written consent of the Lender, so long as this Agreement is in effect, Borrower covenants that it will not:

       3.1 	Merger or Consolidation; be a party to a merger, consolidation or other change in its organizational structure, except where Borrower remains the surviving and controlling business entity, and, in any event, only with the prior written consent of the Lender following prior written notice from Borrower, which shall not be unreasonably withheld.

       3.2 	Other Indebtedness; incur, create, issue, assume, guarantee or permit to exist any indebtedness for borrowed money or for the purchase of property or assets, other than (i) trade credit extended to Borrower on customary terms in the ordinary course of business;
(ii) indebtedness in connection with purchase money security interests or in connection with capital leases, provided that the sum of such indebtedness does not exceed $500,000; (iii) unsecured intercompany indebtedness; and (iv) existing loan obligations previously disclosed to Lender, including the unadvanced portion of the existing loans granted by the Town of Ayer and by MBDC.

       3.3 	Liens, Security Interests, Etc.; pledge, mortgage or otherwise encumber or subject to, or permit to exist upon or be subject to, any lien, encumbrance, security interest, or charge on, the property or assets of any kind or character at any time owned by Borrower or any Guarantor, or acquire or agree to acquire any property or assets of any character subject to any lien, security interest, conditional sales agreement, lease or other title retention device (other than in favor of the Lender) except (a) liens in connection with workers' compensation or unemployment insurance, taxes, other statutory obligations or similar charges all arising in the ordinary course of business and not overdue, or, if overdue, being contested in good faith with adequate reserves established for payment thereof; (b) liens of carriers, warehousemen, mechanics and materialmen, incurred in the ordinary course of business and not overdue, or, if overdue, being contested in good faith with adequate reserves established for payment thereof; (c) purchase money security interests or liens incurred in connection with the acquisition or capital lease of equipment or other fixed assets provided that such security interests are limited to the property so acquired and provided that the total outstanding indebtedness therefore does not exceed $500,000; (d) liens created by any of the Security Instruments; (e) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves are provided); (f) liens in existence on the date of this Agreement; (g) zoning restrictions, easements and restrictions of the use of real property and minor irregularities related thereto, which do not materially impair the use of such property; (h) licenses, sublicenses, leases or subleases granted to third parties by Borrower or any Guarantor in the ordinary course of its business; (i) purported liens evidenced by filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; and (j) customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where the Borrower or any of the Guarantors maintain deposits in the ordinary course of business.

       3.4 	Loans and Investments; make any loan or advance (other than in the ordinary course of business and other than inter-company loans made to a Guarantor) or declare any dividends or make any distributions to any individual or entity or make any investment in or with any individual or entity, except Borrower may pay dividends, provided that after such payments, Borrower is in compliance with the financial covenant set forth in Section 4.9 of this Agreement.



	SECTION 4

	AFFIRMATIVE COVENANTS OF BORROWER

       So long as this Agreement is in effect, Borrower covenants that it will:

       4.1 Performance of Obligations; duly and punctually (a) make or cause to be made all payments due the Lender pursuant to this Agreement, the Notes and the Security Instruments; (b) perform or cause to be performed all other obligations to the Lender provided in this Agreement and in the Security Instruments; (c) perform or cause to be performed all obligations of Borrower pursuant to the terms of: (i) any other indebtedness of Borrower for money borrowed; and (ii) all leases under which it is lessee or lessor;

       4.2 Financial Information; provide to the Lender, upon reasonable request, financial information concerning Borrower; and maintain its books and records in an accurate, up-to-date and standardized fashion. Without limiting the generality of the foregoing, Borrower shall:

           4.2.1 as soon as available and in any event within forty-five (45) days following the close of each fiscal quarter, provide Lender with copies of internally prepared financial statements consisting of a balance sheet and statements of earnings, in each case prepared in reasonable detail and in accordance with generally accepted accounting principles, applied on a consistent basis, and prepared on a comparative basis to the comparable period of the previous fiscal year, and certified as accurate and complete to the best of his or her knowledge and belief by an officer of Borrower; and

           4.2.2 as soon as available and in any event within one hundred twenty (120) days following the close of each fiscal year, provide the Lender with copies of financial statements consisting of a balance sheet and statements of changes in financial position and of earnings, in each case prepared in reasonable detail and in accordance with generally accepted accounting principles, applied on a consistent basis, and prepared on a comparative basis to the previous fiscal year, all upon audit and prepared by independent certified public accountants satisfactory to the Lender, and certified as accurate and complete to the best of his knowledge and belief by an officer of Borrower; and

              4.2.3 within thirty (30) days of each fiscal year end, submit to Lender a projected budget for the forthcoming fiscal year; and

 		4.2.4 a representative of Lender may, at Lender's option and at any time, but in the absence of any Event of Default not more frequently than once per fiscal year, perform an examination (each, an "Exam") of Borrower's books and records, to be paid for by Borrower.

       4.3 	Maintenance of Existence; Operation of Business; Etc.; (a) keep in full force and effect, to the extent required, its legal existence, rights and franchises; (b) continue to conduct and operate its business substantially as now conducted actively and in good faith; (c) preserve, maintain and protect its rights and keep its properties and assets in good repair, working order and condition and make (or cause to be made) all needful and proper repairs, renewals, replacements, additions and improvements thereto, reasonable wear and tear and damage by insured casualty only, excepted; (d) pay all taxes, assessments, governmental charges and levies other than those contested in good faith for which reasonable reserves are maintained and (e) comply with all applicable and material laws and regulations wherever its business is conducted.

       4.4 	Insurance on Properties; keep or cause to be kept insured all its insurable properties (specifically including leased properties and assets in which Borrower has an insurable interest) against such risks as are usually insured against by entities engaged in the same or similar business and maintain such other insurance as may be required by law or as may be reasonably requested by the Lender.

       4.5 	Further Assurances; from time to time, execute and deliver and furnish to the Lender such further agreements, documents or statements, and do such other acts as the Lender may reasonably request, to confirm to the Lender all rights specified by this Agreement and, without limiting the generality of the foregoing, together with each delivery of financial statements required pursuant to this Agreement, furnish to Lender a certificate executed on behalf of Borrower by an officer stating that (a) the signer has reviewed the relevant terms of documentation executed and delivered in connection with this Agreement and is familiar with the operations and financial condition of Borrower during the accounting period in question; (b) there is no existence of any Event of Default under this Agreement or the Security Instruments or event which, with the giving of notice or lapse of time, would become an Event of Default, or (c) if there is such a condition or Event of Default, the nature and period thereof and what action has been taken, is being taken or is proposed with respect thereto, provided that no such notice, action or proposed action shall affect Lender's rights hereunder with respect to an Event of Default.

       4.6 	Debt Between the Corporation and Its Officers, Directors and
Shareholders; subordinate all debt between or among Borrower and any of its stockholders, officers and directors, to that of Lender.

       4.7 	Attorneys' Fees; pay upon demand all reasonable counsel fees and expenses incurred by the Lender in connection with the preparation of this Agreement or the completion of the financing transactions contemplated hereby and pay all reasonable attorneys' fees and expenses which the Lender may incur in protecting or enforcing its rights under this Agreement. The Lender is hereby authorized to pay all such fees and expenses and to charge the same to Borrower's loan account. Lender shall provide Borrower with an itemized statement of any such fees prior to payment by Borrower.

       4.8 	Notice of Certain Events; immediately, upon either Borrower's becoming aware of the existence of any Event of Default or of any condition or event which would, upon notice or lapse of time or both constitute an Event of Default, or of the commencement of any suits or proceedings which, if adversely determined as to Borrower, would have a material adverse effect on the financial condition, business or properties of Borrower, or of any other event or condition which could have a material adverse effect on the financial condition, business or properties of Borrower, give written notice to Lender specifying the nature and duration thereof and the action proposed to be taken with respect thereto. The giving of such notice by Borrower shall not affect Lender's rights hereunder with respect thereto.

       4.9 	Debt Service Coverage.  At the close of each fiscal quarter of the
Borrower, maintain a Debt Service Coverage ratio of at least 1.20 to 1.00 on a trailing four quarter basis. "Debt Service Coverage" shall be determined for the relevant period, and shall mean (i) Adjusted EBITDA as defined below, less dividends and distributions, less unfinanced capital expenditures (excluding the one-time cash expenditures for acquisitions approved by Lender and capital expenditures associated with discontinued operations), less cash taxes paid for on-going operations (excluding cash taxes paid for discontinued operations) plus cash tax refunds, less cash investment in joint ventures and non-controlling interests, divided by (ii) scheduled payments of all principal and cash interest paid on all debt, including Subordinated Debt, in such period. The testing of compliance herewith shall be based, when applicable, on the Borrower's normalized operating results for fiscal year 2013 and for fiscal year 2014 to date, as reported to and approved by Lender.

       	For the purposes of this Section 4.9 Adjusted EBITDA shall mean net income of Borrower on a consolidated basis, calculated in accordance with generally accepted accounting principles, adjusted for loss or gain from joint ventures and non-controlling interests, and adjusted for loss or gain from asset sales, and adjusted for loss or gain from discontinued/divested operations, and adjusted for foreign exchange loss or gain; plus interest expense, tax provision, amortization, depreciation, non-cash stock compensation expense, one-time bonus payments paid in 2014, non-recurring items or expenses associated with discontinued/divested operations not included in the foregoing adjustment for such items, and other non-cash expense items.

       4.10 	Time of Testing.  Borrower's compliance with the financial
covenant set forth in Sections 4.9 above shall be tested at the time of Borrower's furnishing of financial statements to the Lender as required by
Section 4.2.1, at which time the Borrower shall also furnish the Lender with completed Covenant Compliance Certificates in the form attached hereto as
Schedule 4.10.

	SECTION 5

	MANAGEMENT

       5.1 	Change of Management; Definition.  If, at any time while this
Agreement is in effect Borrower shall not employ its current Chief Executive Officer (the "CEO") or its current Chief Financial Officer ("CFO") actively serving in such capacities (except for temporary disability not exceeding ninety consecutive (90) days), for purposes of this Section, a Change of Management shall be deemed to have occurred. See Schedule 2.6 for current incumbencies and designation of CEO and CFO of Borrower.

	5.2 	Change of Management: Lender's Option to Declare Indebtedness Due.
No earlier than one hundred fifty (150) days after a Change of Management, if Lender has not approved a duly appointed successor or successors, Lender may declare all indebtedness (including all then outstanding principal pursuant to the Note, together with all accrued unpaid interest to the date fixed for payment by such declaration) immediately due and payable.

SECTION 6

	DEFAULT AND REMEDIES

       6.1 	Default.  The occurrence of any one of the events hereinafter described shall be an "Event of Default":

              6.1.1 Borrower shall fail to make any payment of principal, interest or any other charge, cost or expense pursuant to the Notes or any of the Security Instruments as and when due and payable.

              6.1.2 any written statement, certificate, report, financial statement, representation or warranty made or furnished by Borrower in connection with the execution and delivery of this Agreement, or in compliance with the provisions of this Agreement shall prove to have been false or erroneous in any material respect.

              6.1.3 default shall be made in the performance or observance of any other of the covenants, agreements or conditions contained in this Agreement or in the Security Instruments, which default shall not have been cured within thirty (30) days of the date of notice from Lender of such default; or, if any such default is curable within a reasonable time but cannot be cured within thirty (30) days for reasons beyond Borrower's control, Borrower shall have failed to commence a course of action within thirty (30) days after the occurrence of such default or thereafter failed to pursue such course of action with due diligence, all to cause such default to be cured.

              6.1.4 Borrower or any Guarantor shall default under any other of the Obligations, or under any obligation under the terms of any lease with third parties, or any indebtedness for money borrowed from third parties in excess of $100,000, all heretofore or hereafter incurred or assumed by Borrower, and any such default or defaults shall have continued for a period sufficient to cause the acceleration, in the aggregate, of payments due pursuant to such lease(s) and/or indebtedness, provided that any such default by a Guarantor in regard to third party obligations shall be material.

              6.1.5 Borrower

                   (a) files a voluntary petition in bankruptcy, or

                   (b) is adjudicated as a bankrupt or insolvent, or

                   (c) files any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any law relating to bankruptcy, insolvency or other relief for debtors, or;

                   (d) seeks or consents to or acquiesces in the appointment of any trustee, receiver, master or liquidator of itself or of all or any substantial part of its property, or

                   (e) makes any general assignment for the benefit of creditors, or

                   (f) admits in writing its general inability to pay its debts as they become due, or

                   (g) changes its name, merges, consolidates, reorganizes, recapitalizes, reclassifies its capital stock, enters into a joint venture, combines or in any manner changes its current governance or organizational form or structure or effects a Change in Management (as defined herein), without prior written approval of the Lender, or

                   (h) acquires or agrees to acquire any stock in, or all or substantially all of the assets of, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or joint venture.

              6.1.6 Any person or entity acquires in the aggregate more than forty (40%) percent of the issued and outstanding capital stock of the Borrower.

              6.1.7 the entry of an order for relief or similar order with respect to Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure.

              6.1.8 Borrower's assets or any portion thereof shall be damaged by fire or other casualty, which damage exceeds, in the aggregate, the amount of insurance proceeds readily available to compensate adequately for any such damage unless Borrower demonstrates to Lender's reasonable satisfaction that Borrower has adequate cash reserves to compensate for any such damage; or,

              6.1.9 Borrower or any affiliate, subsidiary or related entity of either, defaults under any interstate, intrastate or international banking services, lending programs or extensions of credit by Lender, including, but not limited to, any On-line Banking Service Agreement, Corporate Wire Transfer Agreement or Corporate Automated Clearinghouse Agreement between Lender and Borrower, Guarantor, or any of their respective affiliates, subsidiaries or related entities.

	      6.1.10 Borrower shall suffer any Material Adverse Change. For the purposes of this provision, "Material Adverse Change" means any event, fact, circumstance, change in, or effect on, the business of the Borrower which, individually or in the aggregate, on a cumulative basis with any other circumstances, changes in, or effect on the Borrower or its assets which:

	(a) 	is, or would be reasonably expected to be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Borrower;

	(b) 	would be reasonably expected to materially adversely affect the ability of the Borrower to operate or conduct business in all material respects in the manner in which they are currently operated or conducted by the Borrower or to perform its obligations under the Loan Documents; or

	(c) 	would be reasonably expected to have a material adverse effect or result in an adverse change in value, enforceability, collectability or the nature of its assets.

       6.2 	Remedies.  Upon the occurrence of an Event of Default, whether or not the indebtedness evidenced by the Security Instruments shall be due and payable or Lender shall have instituted any foreclosure or other action for the enforcement of the Security Instruments, the Lender may, in addition to any other remedies which Lender may have hereunder or under the Security Instruments, and not in limitation thereof, and in Lender's sole and absolute discretion, elect to take any one or more of the following actions:

              (a) decline to honor the credit of Borrower;

              (b) declare and cause all or any portion of any indebtedness due the Lender to be immediately due and payable;

              (c) treat this Agreement as being in default;

              (d) exercise any right or remedy available to the Lender under this Agreement, the Security Instruments or by applicable law in order to collect the indebtedness due the Lender and otherwise enforce its rights under this Agreement or the Security Instruments;

              (e) elect to set off, without notice to Borrower, any and all deposits or other sums at any time credited by or due from Borrower to Lender, whether in a special account or other account or represented by a certificate of deposit (whether or not matured);

              (f) Terminate or otherwise bar access of Borrower, Guarantor, or any affiliate, subsidiary or related entity of either, to any interstate, intrastate or international services, lending programs or extensions of credit of Lender, including, without limitation, Lender's On-line Banking Service, Corporate Wire Transfer Agreement or Corporate Automated Clearinghouse Agreement;

       6.3 	Possession of Collateral.  Upon the occurrence of an Event of
Default, the Lender shall be entitled to immediate possession of the Collateral and may enter upon Borrower's premises to take possession thereof and/or may require Borrower to assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties.

       6.4 	Lender Rights and Remedies.  The Lender shall have the rights and remedies of a secured party under the UCC and other applicable laws, in addition to any rights and remedies described herein, the choice and the manner of exercise of any right or remedy being in the Lender's sole discretion, and the Lender may, at all times, proceed directly against Borrower or any Person now or hereafter liable for any of the Obligations, and the Lender shall not be required to take any action to preserve, collect or protect the rights of either the Lender or Borrower in the Collateral.

       6.5 	Remedies Not Exclusive.  The enumeration of rights and remedies in this Agreement is not intended to be exclusive, and shall be in addition to such others as the Lender may have under the Uniform Commercial Code and other applicable law. The Lender shall, in its discretion, determine its choice of rights and remedies and the order in which they shall be exercised and which collateral, if any, is to be proceeded against and in which order. The exercise of any right or remedy shall not preclude the exercise of others, all of which shall be cumulative. No act, failure or delay by the Lender shall constitute a waiver of any of its rights and remedies. No single or partial waiver by the Lender of any provision of this Agreement, or breach or default there under, or of any right or remedy which the Lender may have shall operate as a waiver of any other provision, breach, default, right or remedy or of the same one on a future occasion.

	SECTION 7

	ADDITIONAL PROVISIONS

       7.1 	Amendment.  The Lender's rights and Borrower's obligations under this Agreement may be modified only by an agreement in writing.

       7.2 Survival of Representations and Warranties. All agreements, representations and warranties made by Borrower in this Agreement or in any certificate or other documents delivered to the Lender in connection therewith shall survive the execution and delivery of this Agreement. All the terms, representations, warranties and provisions of this Agreement shall be binding upon and inure to and be enforceable by and against the respective successors and assigns of the parties hereto whether so expressed or not.

7.3	Notices.  All notices or demands under this Agreement and the Security
Instruments shall be in writing and shall be deemed to have been given when actually received, or when mailed by registered or certified mail, return receipt requested, first-class postage prepaid, and addressed in each case as follows:

              7.3.1 if to Borrower:	Thomas C. Leonard
              				Dynasil Corporation of America
              				44 Hunt Street
              				Watertown, MA  02462

              7.3.2 if to the Lender: 	Middlesex Savings Bank
                                        460 Totten Pond Road
                                        Waltham, MA  02451
                                        Attn. Tony Zhang, Vice President

               With a copy to:		Daniel B. Greenberg
              				Wilson & Orcutt, P.C.
              				201 Great Road
              				Acton, MA  01720

         The address of a party to which any such notices shall be sent may be changed by that party by notice to the other party.

       7.4 	Counterparts.  This Agreement may be executed in two or more counterparts and each executed copy shall constitute but one and the same instrument.

       7.5 	Partial Invalidity.  If any provision of this Agreement or portion of such provision, or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Agreement or the remainder of such provision and the application thereof to other persons or circumstances (other than those as to which it is held invalid or unenforceable) shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

       7.6 	Governing Law.  This Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts wherein it is executed and delivered and for all purposes shall be construed in accordance with the laws of said Commonwealth of Massachusetts.

       7.7 	Headings.  The headings of the sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

       7.8 	Exhibits and Schedules.  All Exhibits and Schedules to this
Agreement are a part hereof and incorporated herein.

       7.9 	Entire Agreement.  This Agreement constitutes the entire Agreement between the parties, supersedes all prior agreements and understandings whether written or oral, and may be modified only by an agreement in writing, executed by the party to be charged. A carbon, photographic or other reproduction of this Agreement or of a financing statement executed to perfect the security interest created herein may be filed as a financing statement.

       7.10	Jury Trial Waiver.  Borrower and Lender mutually hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any litigation based on this Loan and Security Agreement, arising out of, under or in connection with any other Security Instruments contemplated to be executed in connection herewith, or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party. This waiver constitutes a material inducement for Borrower and Lender to enter into the transactions contemplated hereby.

       7.11 	Power of Attorney.  The Borrower hereby appoints the Lender as its attorney-in-fact and grants the Lender full power to do all things and acts necessary to implement and execute any powers or rights granted to the Lender under this Agreement including, without limitation the execution of UCC-1 financing statements, continuation statements and amendments, and the Borrower releases the Lender, its officers, employees agents and attorneys, from any liability arising from any act or acts hereunder or in furtherance hereof.

       IN WITNESS WHEREOF, Borrower and the Lender have caused this Agreement to be executed as an instrument under seal as of the day and year first above written.

       MIDDLESEX SAVINGS BANK		Dynasil Corporation of America


By:	/s/ Tony Zhang			By: /s/ Thomas Leonard
       	Tony Zhang, Vice President	Name:  Thomas C. Leonard
                                        Title: Treasurer, duly authorized

                                   SCHEDULE 1.4
	                  BORROWING BASE CERTIFICATE
	                   As of [___________, 20__]

To:	Middlesex Savings Bank

       Pursuant to the Loan and Security Agreement (the "Agreement") between the undersigned ("Borrower") and Middlesex Savings Bank ("Lender") dated April _____, 2014, the Borrower hereby confirms to Lender its first security interest in all of the Borrower's Accounts Receivable and Inventory, and in all other collateral described in the Agreement, regardless of when such security interest arose or when such collateral was acquired by Borrower, and further certifies to Lender as follows:

       I.  Value of Accounts Receivable on ______________________
       A.  All Eligible Accounts Receivable [as to which rights have been
	   earned by
                    Performance]-			$ _____________________
              B.  All Ineligible Accounts Receivable-	$ _____________________
              C.  Item IA minus Item IB -		$ _____________________
              D.  80% of Item IC-			$ _____________________

       II.  Value of Unbilled Receivable on ______________________
       A.  All Eligible Unbilled Receivable [as to which rights have been
	   earned by
                    Performance]-			$ _____________________
              B.  50% of Item IIC-			$ _____________________

       III.  Value of Inventory on ________________________________
              A.  Total Eligible Inventory-		$ ______________________
              B.  Ineligible Inventory-			$ ______________________
              C.  Item IIIA minus IIIB-			$ ______________________
              D.  50% of Item IIC-			$ ______________________



       IV.  Borrowing Base
              A.  Items ID plus II B plus III D		$ ______________________
              B.  Letters of Credit Outstanding		$ ______________________
              C.  Availability; IVA minus IVB		$ ______________________

       Terms used but not defined shall have the meanings ascribed to them in the Agreement.

       Executed as an instrument under seal this ______ day of _________________, 20____.


                                        Dynasil Corporation of America


                                        By:	_____________________________
                                        Name:
				        Title:

                                SCHEDULE 2.6
                 OFFICERS, DIRECTORS AND SUBSIDIARIES
                         (names and addresses)



President:			Peter Sulick
				3295 Fort Charles Drive
				Naples, FL  34102

Chief Executive Officer (CEO):	Peter Sulick

Treasurer (CFO):		Thomas C. Leonard
       				19 Dix Street
				Winchester, MA  01890

Secretary:			Patricia Kehe
				106 14th Street
       				Watkins Glen, NY  14891

Directors: 			Craig Dunham
				405 Mitchell Street
				Ithaca, NY  14850

				Lawrence Fox
      				468 Amity Road
       				Woodbridge, CT  06525

       				William Hagan
       				524 Lynwood Drive
       				Encinitas, CA  92024

       				Michael Joyner
       				797 Brandon Lane SW
       				Rochester, MN  55902

       				David Kronfeld
       				800 N. Michigan Ave., PH 64
       				Chicago, IL  60611

       				Alan Levine
       				266 Adams Mill Road
       				Stowe, VT  05672

Shareholders:			Gerald Entine		3,434,325 shares
(More than 5%			100 Belvidere St., #108
of the Stock)			Boston, MA  02199

     				Craig Dunham		1,960,715 shares

       				Peter Sulick		1,501,660 shares

Subsidiaries:						Percent owned by Borrower

1.	Evaporated Metal Films Corp.				100%
        239 Cherry Street
        Ithaca, NY  14850

2.	Optometrics Corporation					100%
	8 Nemco Way
        Ayer, MA  01432

3.	RMD Instruments Corp.					100%
        44 Hunt Street
        Watertown, MA  02472

4.	Radiation Monitoring Devices, Inc.			100%
	44 Hunt Street
        Watertown, MA  02472

5.	Dynasil Biomedical Corp.				100%
	44 Hunt Street
	Watertown, MA  02472

6.	Hilger Crystals, Ltd.					100%
	United Kingdom

	               SCHEDULE 4.14

             Covenant Compliance Certificate

                   For Period Ending:

                   Middlesex Savings Bank

              Dynasil Corporation of America


                                         [INSERT SPREADSHEET]




       The undersigned hereby certifies that (i) the foregoing covenant compliance information is true, accurate and complete according to the current financial statements and reports of the Borrower; (ii) since the date of the last financial statement or certification furnished to the Bank there have been no material adverse changes to Borrower's financial circumstances; (iii) there is no litigation or proceeding, threatened or pending, which may cause a material adverse change in the financial condition or operation of the Borrower; and (iv) no Event of Default has occurred under any of the Security Instruments.



Authorized Signor:_________________________________ Date: _____________________